EXHIBIT 8.1.1
OPINION OF MUNGER, TOLLES & OLSON LLP
AS TO CERTAIN TAX MATTERS
November 8, 2006
Countrywide Financial Corporation
Countrywide Capital V
4500 Park Granada
Calabasas, CA 91302
Ladies and Gentlemen:
     As special tax counsel to Countrywide Financial Corporation, a Delaware corporation and Countrywide Capital V, a Delaware statutory trust (the “Trust”), in connection with the issuance by the Trust of 59,800,000 of its 7% Capital Securities having an aggregate liquidation amount equal to $1,495,000,000 (the “Capital Securities”), as described in that certain prospectus dated October 27, 2006 (the “Prospectus”), as supplemented by that certain prospectus supplement, dated November 1, 2006, relating to the Capital Securities (the “Prospectus Supplement”), we hereby confirm to you our opinion as set forth under the heading “Certain United States Federal Income Tax Consequences” in the Prospectus Supplement, subject to the limitations set forth therein.
     We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to us under the heading “Certain Federal Income Tax Consequences” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,

/s/ MUNGER, TOLLES & OLSON LLP